Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of QCR Holdings, Inc. and subsidiaries of our reports dated March 12, 2015, relating to our audits of the consolidated financial statements and internal control over financial reporting which appears in the Annual Report on Form 10-K of QCR Holdings, Inc. and subsidiaries for the year ended December 31, 2014.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey LLP

Davenport, Iowa

August 27, 2015